UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2025

Toppoint Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-42471	92-2375560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Kenas Road, North Wales, PA	19454
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 551-866-1320

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TOPP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 21, 2025, Toppoint Holdings Inc., a Nevada corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners, as the representative of the underwriters named on Schedule 1 thereto (the “Representative”), relating to the Company’s initial public offering (the “Offering”) of 2,500,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”). Pursuant to the Underwriting Agreement, in exchange for the underwriters’ firm commitment to purchase the Shares, the Company agreed to sell the Shares to the underwriters at a purchase price (the “Offering Price”) of $3.72 (93% of the public offering price per share of $4.00, after deducting underwriting discounts and commissions and before deducting a 1% non-accountable expense allowance). The Company also granted the underwriters a 45-day over-allotment option to purchase up to an additional 375,000 shares of Common Stock at the Offering Price, less the non-accountable expense allowance, from the Company, representing 15% of the Shares. The Company also agreed to issue the Representative warrants to purchase a number of shares of Common Stock which is equal to 5% of the aggregate number of shares of Common Stock sold in the Offering, including the over-allotment shares (the “Representative’s Warrants”). The Representative’s Warrants will have an exercise price of $4.80 per share, which is equal to 120% of the public offering price, subject to adjustment, a cashless exercise provision, and may be exercised for a period of three (3) years following the date of commencement of sales of the Offering, in whole or in part.

The closing of the Offering took place on January 23, 2025. At the closing, the Company sold the Shares for total gross proceeds of $10,000,000. After deducting underwriting discounts and commissions, the non-accountable expense allowance, and other expenses from the Offering, the Company received net proceeds of approximately $8.28 million. The Company also issued the Representative’s Warrants to the Representative for the purchase of 125,000 shares of Common Stock.

The offer and sale of the Shares, and the issuance of the Representative’s Warrants, were registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-281474), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2024, and declared effective by the SEC on January 21, 2025, and by means of the final prospectus, dated January 21, 2025, filed with the SEC on January 22, 2025 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). The Company intends to use the net proceeds from the Offering for geographic expansions, investments in physical and IT infrastructure, expansion of its sales team and marketing efforts, and general working capital and other corporate purposes.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers, directors, and all stockholders who, prior to the Offering, held shares of Common Stock, have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the Common Stock or securities convertible into or exercisable or exchangeable for the Common Stock for a period of one (1) year, from the date of the final prospectus, without the prior written consent of the Representative.

The Underwriting Agreement and the Representative’s Warrants are filed as Exhibit 1.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K (this “Current Report”), and the description of the material terms of the Underwriting Agreement and the Representative’s Warrants are qualified in their entirety by reference to such exhibits.

Item 8.01. Other Events.

On January 21, 2025, the Company issued a press release announcing the pricing of the Offering. On January 23, 2025, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 to this Current Report, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated January 21, 2025, by and between Toppoint Holdings Inc. and A.G.P./Alliance Global Partners (as representative of the underwriters named therein)
4.1	Representative’s Warrants issued to A.G.P./Alliance Global Partners, dated January 23, 2025
99.1	Press Release dated January 21, 2025 regarding pricing of the Offering
99.2	Press Release dated January 23, 2025 regarding closing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2025	Toppoint Holdings Inc.

/s/ Hok C Chan
	Name:	Hok C Chan
	Title:	Chief Executive Officer and President

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